Exhibit 10.32

RETIREMENT AND RELEASE AGREEMENT

Stephen B. Dobbs and Fluor Enterprises, Inc. have reached the following Retirement and Release Agreement (“Agreement”) in connection with Mr. Dobbs’ retirement and separation of employment from Fluor Enterprises, Inc.  In this Agreement, “Employee” refers to Stephen B. Dobbs.  “Company” refers to Fluor Enterprises, Inc.

1.              Payments.  The Company agrees to make the payments and accommodations provided below in consideration of Employee’s execution of this Agreement and the attached exhibit as referenced and provided for herein.  Employee understands that the Company will deduct from any payments specified herein federal withholding taxes and other deductions the Company is required by law to make from wage and other payments to employees.  Employee further understands that the payments and other benefits set forth in this Paragraph 1 are all the Employee is entitled to receive from the Company except for those amounts described in Paragraph 5 to which Employee may be entitled.  Employee understands and agrees that he will receive no further wage, vacation or other similar payments from the Company.

a.              The Company will continue Employee’s active employment at his normal base salary up to and including June 6, 2014 (the “Retirement Date”), at which time Employee will retire from the Company. During this time until the Retirement Date, Employee shall remain an employee of the Company and shall undertake all such tasks and duties as requested to ensure that there is a smooth handover of his responsibilities and a seamless transition. The Company intends that Employee’s performance of services during this time will be sufficient such that there will be no separation of services for purposes of Section 409A of the Internal Revenue Code (the “Code”).

b.              Employee will receive a total payment of $1,246,000 which is equal to two (2) times his base salary as of the date of this Agreement (the “Separation Payment”) as follows:

(i)             50% of the Separation Payment ($623,000) will be paid upon the later of: (1) Employee’s  Retirement Date; or (2) within two weeks of the effective date of this Agreement;

(ii)          25% of the Separation Payment ($311,500) will be paid in January 2015; and

(iii)       25% of the Separation Payment ($311,500) will be paid in June 2015.

c.               The payments in Paragraph 1b above are intended to include any and all payments to which Employee may be entitled under the Company’s Executive Severance Policy and are not intended to be in addition to, or duplicative of, the Company’s Executive Severance Policy.

d.              For the purpose of Employee’s Fluor stock incentives, and subject to the terms and conditions set forth in the applicable incentive plans and agreements, Employee’s separation of employment will be treated as being in connection with retirement provided Employee executes and delivers to the Company a non-competition agreement in the form attached as Exhibit 1:

(i)             Restricted Stock Unit awards (“RSUs”), Options, and VDI Units held by Employee at least one-year prior to retirement shall continue to vest and continue to be payable in accordance with their terms on the dates set out in the Awards notwithstanding such termination.

(ii)          Employee shall have three years to exercise vested Options following the date of his retirement (but in no case beyond the original 10-year term of the Option).  For option grants still vesting, Employee shall have three years to exercise after the vesting of the last portion of each grant.  For example, for options granted in 2013 that complete vesting in 2016, Employee will have until 2019 to exercise.

(iii)       See attached summary of “Outstanding Fluor Long Term Incentives” at Schedule A for additional information.

e.               All accrued unused TOWP will be included in Employee’s final pay, and paid out on Employee’s Retirement Date.

2.              No Obligation to Make Payment under Normal Policies.  Employee agrees that the payments and accommodations described in Paragraph 1a — 1d above are more than the Company is required to pay and/or provide under its normal policies and procedures.

3.              Complete Release.  Employee agrees to release the Company, and its current and former parent companies, subsidiaries, affiliated companies, related companies and joint ventures and each of their respective current and former officers, directors, board members, shareholders, affiliates and controlling person (if any), employees, attorneys, representatives, predecessors, successors, assigns, divisions, co-employers, vendors, contractors and all other persons acting by, through, under, or in concert with any of them (collectively “Releasees”) from any and all claims, charges, complaints, lawsuits, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, demands, costs, losses, debts and expenses, injuries and grievances of any and every kind.  Said release includes, but is not limited to, a full release of any and all claims for punitive damages, attorneys’ fees, injunctive relief, declaratory relief, equitable relief, loss of wages, loss of other employment, back pay, front pay, liquidated damages, compensatory damages, personal injury, emotional distress, mental anguish, libel, slander, defamation, vacation pay, sick pay, pension contributions or benefits, medical or health benefits, short or long term disability benefits, and any other employee benefits; and any and all claims and demands of any other kind and nature whatsoever, foreseen, unforeseen, or unforeseeable, now known or which may hereafter be discovered relating to his employment with and/or separation from Employer, or to any event, act or omission that has occurred as of the date this Agreement is executed, and includes, but is not limited to, to the fullest extent allowed by law, all liability arising from:

•                  Title VII of the Civil Rights Acts of 1964;

•                  the Americans with Disabilities Act of 1990;

•                  the Family and Medical Leave Act;

•                  Genetic Information Nondiscrimination Act of 2008

•                  the Fair Labor Standards Act;

•                  Sections 1981 through 1988 of Title 42 of the United States Code;

•                  the Age Discrimination in Employment Act of 1967;

•                  the Older Workers Benefit and Protection Act of 1990;

•                  the Uniformed Services Employment and Reemployment Act of 1994;

•                  the Employee Retirement Income Security Act of 1974;

•                  the Health Insurance Portability and Accountability Act;

•                  the Occupational and Safety Health Act of 1970;

•                  the Worker Adjustment and Retraining Notification Act;

•                  the Equal Pay Act;

•                  Executive Orders 11246 and 11141;

•                  the Rehabilitation Act of 1973; and

•                  any and all local, state, or federal common laws, statutes, regulations or ordinances.

4.              Additional Facts.  Employee agrees and acknowledges that he may hereafter discover facts different from, or in addition to, those he now believes to be true with respect to any or all of the claims or demands herein released.  Nevertheless, the Company and Employee agree that the release set forth above shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

5.              Release Inapplicable to Retirement Benefits.  This release does not include a release of Employee’s right, if any, to retirement benefits under the Company’s standard retirement programs.

6.              No Future or Pending Claims/Lawsuits.  Employee represents that he has no pending complaints, actions, charges or claims of any nature (on his own behalf or in conjunction with any other person or entity) against the Releasees based on, or related to, any events or actions that occurred prior to the execution of this Agreement, and that Employee is not currently aware of facts that would support any such claim.  Employee also agrees not to file any lawsuits or similar actions or complaints of any nature against one or more of the Releasees relating to any event or alleged event, including, but not limited to, any claim that is released in Paragraphs 3 and 4, which occurred or arose on or before the date this Agreement is executed by him.  Employee acknowledges that nothing in this Paragraph 6 or this Agreement prohibits him from either filing charges/complaints with any governmental agency or participating in a proceeding before any governmental agency.  However, under these circumstances, Employee agrees that he will not be entitled to any financial recovery or non-monetary relief from any judgment, decision, or award upon any claim released by him in Paragraph 3 or 4 above.

7.              Non-Admission of Wrongdoing.  By making this Agreement, neither the Company nor the Employee admits that they have done anything wrong.

8.              Non-Release of Future Claims.  This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or the Americans with Disabilities Act which arise after the date the Employee signs this Agreement.  In addition, the Company and Employee acknowledge and agree that the release set forth in Paragraphs 3 and 4 does not include any claims Employee may have against the Company for its failure to comply with or breach of any provision in this Agreement.

9.              Return of Company Property.  Employee’s failure to return and deliver on or before the Retirement Date all Company property, including but not limited to, any and all documents, records, notebooks, reports, blueprints, manuals, etc. downloaded by him or provided to him by the Company, and all documents, materials of a secret, confidential, proprietary, or attorney-client privilege nature relating to the Company’s business and which are in his possession or under his control and to maintain the confidentiality of such materials thereafter will be deemed a breach of this Agreement entitling the Company to all remedies allowable under the law, including but not limited to an injunction and return of certain payments and accommodations described in Paragraph 1.  Notwithstanding the foregoing, the Company agrees to permit Employee to retain his assigned Company Blackberry, and/or iPhone, and iPad; provided however that Employee understands and agrees that such equipment shall be wiped clean by appropriate Company personnel consistent with Company policy and practice.

10.       Consequences of Employee Breach of Promises.  If Employee breaches the covenants set forth in Paragraph 6 of this Agreement and files a lawsuit based on legal claims that he has released, or otherwise breaches in this Agreement, Employee understands and agrees that the Company will be entitled to assert all rights and remedies, in law and in equity, that it may be entitled to as a result of any breach of this Agreement.

11.       Period for Review and Consideration of Agreement.  Employee acknowledges that he has been given a period of at least 21 days to review and consider this Agreement before signing it.  Employee further understands that he may use as much (or as little) of this 21 day period as he wishes prior to signing.

12.       Waiver of ADEA Claims.  The release set forth above includes a waiver of rights and claims which Employee may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, Section 621, et seq.) (“ADEA”).   In compliance with the Older Workers Benefit and Protection Act of 1990:

a.              Employee is advised to consult with an attorney before accepting this agreement and waiving his rights and claims under the ADEA.  Employee understands that by signing this release, he waives his rights and/or claims under the ADEA.

b.              Employee acknowledges that he has been given a period of up to twenty-one (21) days to review and consider this Agreement and to consult with an attorney, accountant and/or other advisors before signing and that the actual time he has taken for such purposes was adequate for all appropriate consultations.  Any changes in this agreement, whether material or immaterial, do not restart the running of the 21-day period.

c.               Employee understands that he has a period of seven (7) days, commencing with the day after the date of his signature on this Agreement, to revoke this agreement.  To revoke, Employee must notify Richard Fine, Fluor Corporation, 6700 Las Colinas Blvd. (W1H), Irving, TX  75039 or by facsimile at 469.398.7288.  Such written notice must be received no later than 5:00 pm (CST) on the seventh day after Employee signs this Agreement.

d.              This Settlement and Release Agreement will not be effective or enforceable until Employee has returned the fully executed Agreement and the seven day period has expired.  If Employee revokes this Agreement, it shall not be effective or enforceable.  Further, if this Agreement is revoked, other than the payment provided for in Paragraph 1e, Employee will not receive the payments and accommodations described in Paragraph 1.

13.       Confidential Information; No Solicitation.  Employee understands and agrees that in the course of Employee’s employment with the Company, Employee has acquired confidential information and trade secrets concerning the Company’s operations, its future plans and its methods of doing business.  Employee understands and agrees it would be extremely damaging to the Company if Employee disclosed such information to a competitor or made it available to any other person or company.  Employee understands and agrees that such information has been divulged to him in confidence and he understands and agrees that he will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law.  Employee further agrees that he will not solicit or participate in or assist in any way in the solicitation of any employees of the Company or of any of its affiliates up to and including June 6, 2015.  In view of the nature of Employee’s employment and the information and trade secrets which Employee has received during the course of Employee’s employment, Employee also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefore, the Company shall be entitled to an injunction prohibiting Employee from any violation or threatened violation of such agreements.

14.       Authorized Disclosures. Nothing in Paragraph 13 shall prevent Employee from responding truthfully and accurately to any inquiry or request for information when required by court order, a government investigation or otherwise by compulsion of law.  If any inquiry or request for information is required by court order or compulsion of law, Employee will provide the Company with commercially reasonable adequate notice in advance of such proposed disclosure to enable the Company to be heard with respect to any such disclosure.

Employee shall notify:

Fluor Enterprises, Inc.

Attention:  Carlos M. Hernandez, Executive Vice President

6700 Las Colinas Blvd.

Irving, TX  75039

Facsimile:  (469) 398-7700

In the event of a material breach or threatened material breach of Paragraph 13 the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of such paragraph.

15.       Section 409A.

a.              It is intended that the payment of all severance benefits pursuant to Paragraph 1b(i) through Paragraph 1b(iii) and Paragraph 1d of this Agreement be exempt from Section 409A of the Code and the regulations promulgated thereunder (“Section 409A) due to (i) the involuntary termination exception as set forth in Section 1.409A-1(b)((9)(iii) of the final regulations issued under Section 409A or such other exemption as may apply; (ii) the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A; or (iii) such other exemption as may apply.

b.              Notwithstanding the foregoing, to the extent any payments under this Agreement are subject to (and not exempt from) Section 409A, it is intended that such payments will comply with Section 409A as amounts payable on the earlier of a “fixed schedule” in accordance with Section 1.409A-3(i)(1)(i) of the final regulations issued under Section 409A, , or a “separation from service” as set forth in Section 1.409A-1(h) of the final regulations issued under Section 409A, such that no portion of the payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

c.               Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the final regulations issued under Section 409A.

d.              This Paragraph 15 is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to either (1) the six (6) month delay which may otherwise be required with respect to payments of deferred compensation to “specified Executives” as defined in Section 409A, and (b) any additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.  Notwithstanding the foregoing, in the event that it is determined that the payments provided under Paragraph 1b and Paragraph 1d of this Agreement are deferred compensation that are payable pursuant to a separation from service, then such payments will be delayed for six months in accordance with the six month delay rules applicable to the Company’s other nonqualified deferred compensation plans.

16.       Assistance in Litigation.  Employee agrees to make himself reasonably available for any future assistance related to any litigation or disputes involving Fluor Corporation, its subsidiaries, joint ventures, or related entities as may be requested by the Company.  For Employee’s involvement and assistance the Company agrees to pay Employee’s reasonable out-of-pocket expenses and to the extent permitted by law, regulation or applicable rules of Court, lost earnings calculated at a rate of $ 665 per hour incurred directly as a result of such assistance

17.       Modifications of Agreement.  This Agreement can only be modified in writing and signed by both parties.

18.       Interpretation of Agreement. This Agreement will be interpreted in accordance with the plain meanings of its terms and not strictly for or against either of the parties.  The parties agree that any ambiguities will not be construed solely against the drafting party.

19.       Applicable Law.  This Agreement shall be governed by and construed and enforced under Texas law, excluding the provisions thereof which refer to the laws of another jurisdiction.

20.       Severability.  If any provision or part of this Agreement is held or determined to be invalid or unenforceable for any reason, each such provision or part shall be severed from the remaining provisions of the Agreement or the Agreement shall be read and interpreted as if it did not contain such provision or part.  The validity and enforceability of remaining provisions shall not be affected by any such invalid or unenforceable part or provision.

21.       Entire Agreement.  This Agreement, along with Exhibit 1, which is incorporated by reference as if fully set forth herein, is the entire Agreement between Employee and Company.  In the event that any term or provision of this Retirement and Release Agreement conflicts with the terms and provisions of any confidentiality agreement(s) the Employee signed at the time of hire or during his employment with the Company, the terms and provisions providing the greatest protection to the confidential and proprietary information and trade secrets of Company and its affiliates shall control.  Further, the Company has made no promises to Employee other than those in this Agreement.

EMPLOYEE AGREES TO EXECUTE ANY AND ALL DOCUMENTS AS MAY BE REASONABLY NECESSARY TO CARRY OUT THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO A FOLLOW-UP RELEASE OF ANY CLAIMS UNDER TITLE VII, ADEA, ADA OR ANY OTHER EMPLOYMENT  RELATED CLAIMS.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ ALL ASPSECTS OF THIS AGREEMENT UNDERSTANDS ITS PROVISIONS, AND THE AFFECT OF SUCH PROVISIONS ON EMPLOYEE’S RIGHTS.  EMPLOYEE ALSO ACKNOWLEDGES THAT THIS AGREEMENT AND THE RELEASE AND WAIVER OF CLAIMS CONTAINED HEREIN ARE KNOWINGLY AND VOLUNTARILY ENTERED INTO.

FLUOR ENTERPRISES, INC.

4/28/2014	BY:	/s/ Glenn Gilkey

DATE SIGNED		GLENN GILKEY - SIGNATURE

4/28/2014		/s/ Stephen B. Dobbs

DATE SIGNED		STEPHEN B. DOBBS - SIGNATURE

EXHIBIT 1

NON-COMPETITION AGREEMENT

This Agreement is between Fluor Enterprises, Inc., (the “Company”) and Stephen B. Dobbs (the “Employee”).

Underlying Premises of the Non-competition Agreement

Whereas Employee was employed by the Company and a retirement and separation from employment will occur on or about June 6, 2014 (the “Retirement Date”);

Whereas Employee desires to have his outstanding grants of unvested stock options and restricted stock fully vested;

Whereas the Company, in exchange for the Non-competition Agreement below, has agreed to provide Employee with certain payments and accommodations as provided for in

Paragraph 1 of the Retirement and Release Agreement to which this Exhibit 1 is attached and which the Company is not otherwise obligated to provide.

NOW, THEREFORE, for good and valuable consideration, Employee and the Company hereby agree to the terms and conditions:

1.              Consideration.  In exchange for the promises below, Company agrees to automatically vest Employee’s unvested stock options and restricted stock as provided for in Paragraph 1d of the Retirement and Release Agreement to which this Exhibit 1 is attached and to make the Separation Payments as also provided for in Paragraph 1c of such Agreement.

2.              Confidential / Trade Secrets / Company Proprietary Information.  Employee understands and agrees that in the course of Employee’s employment with the Company, Employee has acquired confidential and Company proprietary information and trade secrets concerning the Company’s operations, its future plans and its methods of doing business.  Employee understands and agrees it would be extremely damaging to the Company if Employee disclosed such information to a competitor, made it available to any other person or company, or competed with Company in any way.  Employee understands and agrees that such information has been divulged to him in confidence and that in consideration of the promises made in this Agreement, the Company will continue to provide him with access to such information during his employment and the transition period up to and including the Retirement Date.

3.              Non-competition.  For the consideration provided in paragraphs 1 and 2 above, Employee agrees that for a period of one (1) year following his Retirement Date (the “Non-compete Period”), Employee will not, directly or indirectly, engage in any capacity(whether as an employee, partner, consultant, agent or other arrangement) with any other company engaged in or about to become engaged in business that directly competes with the Company and/or its affiliates, including Fluor Corporation (a “Competitive Business”).  A Competitive Business includes any engineering and/or construction company headquartered or having a physical presence in any county or parish in which the Company or its affiliates conducts business operations that are substantially similar to and/or competitive with, the Company’s or an affiliate’s business operations as its business exists on the Retirement Date.  The foregoing obligations shall not be deemed to prohibit Employee from being an owner of not more that 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.  Employee may obtain written consent of the Executive Vice President of Human Resources and Administration for any exceptions to this Non-competition Agreement.

4.              Authority to Reform.  Employee acknowledges and agrees that the geographic and time restrictions set forth herein are reasonable and are no greater than required to adequately protect the Company’s legitimate business.  However, if, at the time of enforcement of this Non-competition Agreement, a court shall refuse to enforce this agreement, whether because the time limit is too long or because the restrictions are more extensive than is necessary to protect the business and goodwill of the Company, the parties understand and agree and direct that the court modify the restrictions to cover the maximum period, scope, and area permitted by law.

5.              Remedies.  In the event Employee breaches or threatens to breach any of the restrictive provisions in this Non-competition Agreement, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

6.              Personal Harm.  Irreparable harm shall be presumed if Employee breaches any restrictive covenant of this Non-competition Agreement.  Employee agrees that any court of competent jurisdiction should immediately enjoin any breach of the Agreement on request of the Company.  In the event Employee breaches or violates this Non-competition Agreement, the Non-compete Period shall be tolled until such breach or violation has been duly cured.

7.              Governing Law and Venue.  This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of law principles. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Dallas County, Texas and appropriate appellate courts therefrom.

8.              Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties. This Agreement may not be waived or released by the Company unless in writing signed by the Chief Executive Officer of the Company. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.  Notwithstanding the foregoing, the Retirement and Release Agreement shall remain in full force and effect in accordance with its terms; provided, however, that in the event of a conflict between the specific terms of this Agreement and the terms of such Retirement and Release Agreement, the express language in this Agreement shall control.

FLUOR ENTERPRISES, INC.

4/28/2014	BY:	/s/ Glenn Gilkey

DATE SIGNED		GLENN GILKEY - SIGNATURE

4/28/2014		/s/ Stephen B. Dobbs

DATE SIGNED		STEPHEN B. DOBBS - SIGNATURE